                                                                     EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT

                                     AMONG

                           CORINTHIAN SCHOOLS, INC.

                                   AS BUYER,


                       NATIONAL EDUCATION CENTERS, INC.

                                   AS SELLER

                                      AND

                        NATIONAL EDUCATION CORPORATION

                                   AS PARENT



                           DATED AS OF JUNE 28, 1995

                               TABLE OF CONTENTS

                                                                            PAGE
SALE AND PURCHASE OF ASSETS................................................   1
     Purchased Assets to be Transferred....................................   1
          Accounts Receivable..............................................   2
          Inventory........................................................   2
          Equipment........................................................   2
          Records..........................................................   2
          Contracts and Leases.............................................   2
          Intellectual Property............................................   2
          Warranty Rights..................................................   2
          Prepaid Expenses.................................................   2
          Permits..........................................................   3
          Goodwill.........................................................   3
          Headquarters Assets..............................................   3
          Trademarks.......................................................   3
          Curriculum.......................................................   3
          Lead Bank........................................................   3
          800-Number.......................................................   3
     Excluded Assets.......................................................   3
          Cash.............................................................   3
          Intellectual Property............................................   3
          Nontransferable Rights...........................................   3
          Other Excluded Assets............................................   4

CONSIDERATION..............................................................   4
     Purchase Price........................................................   4
     Cash Consideration....................................................   4
          Tier I...........................................................   4
          Tier II..........................................................   4
          Tier III.........................................................   4
          Final Payment....................................................   4
     Calculation of Deferred and Non-Deferred Amounts......................   4
          Tier I Deferrals.................................................   5
          Tier II Deferrals................................................   5
          Tier III Deferrals...............................................   5
     Obligations and Liabilities to be Assumed.............................   5
     Excluded Liabilities..................................................   6
     Allocation of Purchase Price..........................................   6
     Excise and Property Taxes.............................................   6

                                                                            Page
     Employees.............................................................   6
     Assignment of Accounts Receivable.....................................   7
     Disposition of Other Seller Assets....................................   7

CLOSING....................................................................   7
     Tier I Closing........................................................   7
     Tier II Closing.......................................................   8
     Tier III Closing......................................................   8
     Deliveries by Seller at each Tier Closing.............................   8
     Deliveries by Buyer at each Tier Closing..............................   9
     Delivery by Buyer at Final Payment Date...............................  11
     Permitted Deferral of Tier Closings...................................  11

TERMINATION................................................................  11
     Termination...........................................................  11
     Effect of Termination.................................................  12

REPRESENTATIONS AND WARRANTIES OF SELLER...................................  12
     Incorporation; Authority..............................................  13
     Due Authorization; Binding Agreement..................................  13
     No Violation or Conflict by Seller....................................  13
     Consents and Approvals................................................  13
     Taxes.................................................................  14
     Title to Assets.......................................................  14
     Litigation............................................................  14
     Compliance with Laws..................................................  14
     Employee Benefits.....................................................  14
     Disclosure............................................................  15
     Seller's Disclaimer...................................................  15

REPRESENTATIONS AND WARRANTIES OF BUYER....................................  15
     Incorporation; Authority..............................................  15
     Due Authorization; Binding Agreement..................................  16
     No Violation or Conflict..............................................  16
     No Undisclosed Liabilities............................................  16
     Consents and Approvals................................................  16
     Title IV Program Liabilities..........................................  16
     Disclosure............................................................  16

COVENANTS..................................................................  17

                                                                            Page
     Covenants of Seller Pending Tier Closings.............................  17
     Support Services Covenants............................................  17
     Covenants of Buyer Pending Tier Closings..............................  18
     Special Covenants of Buyer Pending the Tier I Closing.................  18
     Closing and Post-Closing Covenants....................................  18
          Further Assurances...............................................  18
          Mutual Cooperation...............................................  19
          Access to Employees..............................................  19
          Best Efforts to Satisfy Conditions...............................  19
          Financial Condition..............................................  19
     Management Agreement and Administration of the Schools................  20
          Management Agreement.............................................  20
          Administration in Accordance with Accreditations.................  20
          Administration of Closed Schools.................................  20
     Performance of Assumed Obligations....................................  21
     Access and Maintenance of Records.....................................  21
     Financial Reporting Covenants.........................................  22
     Insurance.............................................................  22
     Substitution of Undertakings..........................................  22
     Restrictions on Acquisitions and Mergers..............................  23
     Restrictions on Reorganizations and Changes in Capital Structure......  23
     Certain Remedies......................................................  23
          Security Interest................................................  23
          Enforcement and Remedies.........................................  23
          Foreclosure of Security Interest.................................  23
          Failure to Timely Close..........................................  23
          Certain Limitations on Buyer's Remedies..........................  24

CONDITIONS.................................................................  24
     Conditions Precedent to Obligations of Buyer..........................  24
     Conditions Precedent to Obligations of Seller.........................  25

MISCELLANEOUS..............................................................  26
     Binding Effect........................................................  26
     Notices...............................................................  26
     Entire Agreement......................................................  27
     Nature and Survival of Representations................................  27
     Risk of Loss or Damage; Insurance.....................................  28
     Waiver................................................................  28
     Governing Law.........................................................  28

                                                                            Page
     Headings..............................................................  28
     Counterparts..........................................................  28
     Severability..........................................................  28
     Time is of the Essence................................................  28
     Brokers or Finders....................................................  28
     Indemnification by Seller.............................................  29
          Seller's Indemnity...............................................  29
          Time Limit on Certain Indemnification Claims.....................  29
     Indemnification by Buyer..............................................  29
     Procedure for Indemnification.........................................  30
     Dispute Resolution and Arbitration....................................  31
          Negotiation Between Executives...................................  31
          Arbitration......................................................  31
          Limitation on Remedies...........................................  32
          Satisfaction of Damages..........................................  32
     Third Party Beneficiaries.............................................  32
     Bulk Transfers........................................................  32
     Best of Knowledge.....................................................  33

                                   SCHEDULES

Schedule 1.1.2        Inventory
Schedule 1.1.3        Equipment
Schedule 1.1.5        Assumed Contracts
Schedule 1.1.6        Licensed Software
Schedule 1.1.8        Prepaid Expenses and Deposits
Schedule 1.1.9        Seller's Permits
Schedule 1.1.11       Headquarters Assets
Schedule 1.1.12       Trademarks, Service Marks and Trade Names
Schedule 1.2.4        Other Excluded Assets
Schedule 2.3          PPI Budgets
Schedule 2.4.1        Accounts Payable Not Assumed by Buyer
Schedule 2.6          Allocation of Purchase Price
Schedule 2.8          List of Employees
Schedule 5.5          Tax Matters
Schedule 5.6          Permitted Exceptions
Schedule 5.7          Litigation
Schedule 5.9          Welfare and Benefit Plans
Schedule 6.4          Buyer's Proforma Opening Balance Sheet
Schedule 6.5          Consents and Approvals

                                   EXHIBITS


Exhibit A             List of Schools, by Tiers
Exhibit B             Assumption Agreement
Exhibit C-1           Assignment Agreement
Exhibit C-2           Accounts Receivable Assignment
Exhibit D             Bill of Sale
Exhibit E             Management Agreement
Exhibit F-1           Buyer's Officers' Certificate
Exhibit F-2           Seller's Officers' Certificate
Exhibit G-1           Form of Opinion of Buyer's Counsel
Exhibit G-2           Form of Opinion of Seller's Counsel
Exhibit H             Trademark License Agreement
Exhibit I             Curriculum License Agreement
Exhibit J             Software License Agreement
Exhibit L             Deferred Payment Note
Exhibit M             Subordinated Security Agreement
Exhibit N             Support Services Agreement
Exhibit O             Principal's Certificate
Exhibit P             Seller's ED Letter

                           ASSET PURCHASE AGREEMENT


          This Agreement, dated as of June 28, 1995 (the "Agreement"), is entered into among Corinthian Schools, Inc., a Delaware corporation ("Buyer"), National Education Centers, Inc., a California corporation ("Seller") and National Education Corporation, a Delaware corporation ("Parent").

                               P R E A M B L E :

          WHEREAS, Seller owns, operates and administers, among other things, those certain post-secondary, vocational training schools listed on Exhibit A
                                                                    ---------
attached hereto and made a part hereof by this reference (the "Schools");

          WHEREAS, for purposes of this Agreement, the parties have separated the Schools into three groups, designated as the "Tier I Schools", the "Tier II Schools" and the "Tier III Schools" as specified on Exhibit A;
                                                    ---------

          WHEREAS, Buyer desires to buy, through the payment of cash, the delivery of a promissory note, the assumption of liabilities of Seller and other valuable consideration, and Seller desires to sell, substantially all assets and property owned by Seller and used solely and directly in the business of the Schools and certain related assets as specified herein, upon the terms and conditions hereinafter set forth;

          WHEREAS, Buyer desires to assume management responsibilities for the Tier II Schools and the Tier III Schools prior to the Tier Closings (as defined in Section 2.4 below) for such Schools in accordance with the terms of a management agreement; and

          WHEREAS, Seller is a wholly-owned subsidiary of Parent, and Parent has agreed to guarantee on a limited basis certain obligations of Seller;

          NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained in this Agreement and intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                          SALE AND PURCHASE OF ASSETS

          1.1  Purchased Assets to be Transferred.  Subject to the terms and
               ----------------------------------
conditions of this Agreement, Seller hereby agrees to sell, assign, convey, transfer and deliver to Buyer at the Tier Closings (as defined in Section 2.4), and Buyer hereby agrees to purchase from Seller at the Tier Closings, all of the Seller's right, title and interest in and to the following assets (the "Purchased Assets"), subject to all existing mortgages, pledges, liens, claims, restrictions, encumbrances and security interests of any kind or nature, including without limitation the Assumed Liabilities and as otherwise described in Schedule 5.6
                                                                 ------------
(collectively the "Permitted Exceptions"), and except for the Excluded Assets (as defined in Section 1.2 hereof):

               1.1.1   Accounts Receivable.  All accounts receivable (and causes
                       -------------------
of action related thereto), including accounts receivable that have been written off and those arising with respect to that certain contract with 3M in Chicago, Illinois (the "3M Contract"), of Seller arising solely from the Schools ("Accounts Receivable");

               1.1.2   Inventory.  All of Seller's inventory of textbooks,
                       ---------
materials and supplies on hand at the Schools at the Tier Closings, as described in Schedule 1.1.2 ("Inventory");
   --------------

               1.1.3   Equipment.  All of Seller's computer hardware, printers,
                       ---------
other data processing equipment, other machinery and equipment, furniture, fixtures, leasehold improvements, furnishings and other tangible personal property used solely and directly at the Schools, as described in Schedule 1.1.3
                                                                  --------------
("Equipment");

               1.1.4   Records.  All of Seller's records related to or used in
                       -------
connection with the operation of the Schools or pertaining to the Purchased Assets, including without limitation, all student records, ledgers, copies of financial statements, copies of correspondence, copies of employment records, copies of placement records, copies of marketing materials and copies of all documents filed by Seller with any state, federal or local government authority or any guaranty or accrediting agency (the "Records");

               1.1.5   Contracts and Leases.  All of the contracts and leases
                       --------------------
applicable solely to one or more of the Schools to which Seller is a party entered into in the course of Seller's business, including without limitation those identified in Schedule 1.1.5 and the 3M Contract (collectively, the
                    --------------
"Assumed Contracts");

               1.1.6   Intellectual Property.  All of the off the shelf software
                       ---------------------
installed on the Equipment (the "Software"), copies of and a license to use certain administrative software used and owned by Seller and set forth on
Schedule 1.1.6 attached hereto (the "Licensed Software") and copies of and a
--------------
license to use that portion of the Inventory constituting works copyrighted by Seller or its affiliates (the "License Rights" and together with the Software and the Licensed Software, the "Intellectual Property");

               1.1.7   Warranty Rights.  All rights of Seller, if any, relating
                       ---------------
to or arising out of express or implied warranties from suppliers with respect to any of the Purchased Assets, and all causes of action arising therefrom;

               1.1.8   Prepaid Expenses.  All of Seller's prepaid security,
                       ----------------
vendor, utility and other deposits and expenses described in Schedule 1.1.8, but
                                                     --------------
excluding security deposits under leases and contracts not assumed by Buyer hereunder;

               1.1.9   Permits.  To the extent transferable, Seller's licenses,
                       -------
permits, certifications, approvals and other governmental and regulatory authorizations required under all laws, rules and regulations applicable to or affecting the Schools, described in Schedule 1.1.9 ("Seller's Permits");
                                    --------------

               1.1.10  Goodwill.  All of the goodwill and going concern value of
                       --------
the Schools;

               1.1.11  Headquarters Assets.  Those certain assets that are set
                       -------------------
forth on Schedule 1.1.11 attached hereto, which assets are owned by Seller and
         ---------------
located at Seller's headquarters at 1732 Reynolds Street, Irvine, California, or at Seller's warehouse in Irvine, California (collectively, the "Headquarters Assets");

               1.1.12  Trademarks.  All of Seller's right, title and interest in
                       ----------
and to those trademarks, service marks and tradenames described on Schedule
                                                                   --------
1.1.12 attached hereto, and those rights granted to Buyer pursuant to that
------
certain Trademark License Agreement in the form attached hereto as Exhibit H
                                                                   ---------
that will be delivered by Seller at Tier I Closing (as defined in Section 3.1 below);

               1.1.13  Curriculum.  Those certain rights granted to Buyer
                       ----------
pursuant to that certain Curriculum License Agreement in the form attached hereto as Exhibit I that will be delivered by Seller at the Tier I Closing;
          ---------

               1.1.14  Lead Bank.  Copies of all information in existence as of
                       ---------
the Tier I Closing in Seller's lead bank (the "Lead Bank Data"); and

               1.1.15  800-Number.  All of Seller's right, title and interest in
                       ----------
and to the phone number 800-4BRYMAN (the "Telephone Number").

          1.2  Excluded Assets.  The Excluded Assets shall not be conveyed
               ---------------
hereunder.  The "Excluded Assets" means:

               1.2.1   Cash.  All of Seller's cash or cash equivalents
                       ----
(including cash arising from prepaid tuition and all collected accounts receivable) on hand at the Tier I Closing and Seller's bank accounts relating thereto;

               1.2.2   Intellectual Property.  All trademarks, service marks and
                       ---------------------
copyrights (whether or not registered) and all applications and registrations therefor, owned or licensed by Seller or any of its affiliates, and all computer programs and software, including the Seller's proprietary SEA-SYS system, except the Licensed Software listed on Schedule 1.1.6 and the Software.
                                --------------

               1.2.3   Nontransferable Rights.  Any license, permit, contract
                       ----------------------
and governmental authorization or accreditation that is not transferable; and

               1.2.4   Other Excluded Assets.  All assets and rights listed on
                       ---------------------
Schedule 1.2.4.
--------------

                                  ARTICLE II
                                 CONSIDERATION

          2.1  Purchase Price.  The purchase price payable to Seller in
               --------------
connection with the transfer to Buyer of the Purchased Assets shall be the cash consideration portion referred to in Section 2.2, plus the assumption of liabilities of Seller referred to in Section 2.4 (collectively, the "Purchase Price").

          2.2  Cash Consideration.  The cash consideration portion of the
               ------------------
Purchase Price shall be Five Million Dollars ($5,000,000), payable at the following times:

               2.2.1   Tier I.  On the Tier I Closing (as defined in Section 3.1
                       ------
below), Buyer shall pay to Seller in cash by certified check or by wire transfer $1,375,000.

               2.2.2   Tier II.  On the Tier II Closing (as defined in Section
                       -------
3.2 below), Buyer shall pay to Seller (i) $750,000 plus the Tier I Non-Deferred Amount (as calculated in accordance with Section 2.3.1 below) in cash by certified check or by wire transfer and (ii) the Tier I Deferred Amount (as calculated in accordance with Section 2.3.1 below) pursuant to a Deferred Payment Note in the form attached hereto as Exhibit L, with an initial principal
                                            ---------
balance equal to the Tier I Deferred Amount.

               2.2.3   Tier III.  On the Tier III Closing (as defined in Section
                       --------
3.3 below), Buyer shall pay to Seller (i) $375,000 plus the Tier II Non-Deferred Amount (as calculated in accordance with Section 2.3.2 below) in cash by certified check or by wire transfer and (ii) the Tier II Deferred Amount (as calculated in accordance with Section 2.3.2 below) pursuant to an increase in the principal balance of the Deferred Payment Note.

               2.2.4   Final Payment.  On the earlier of the certification by
                       -------------
the U.S. Department of Education ("ED") of all Tier III Schools as eligible for Title IV funding or 90 days after the Tier III Closing (the "Final Payment Date"), Buyer shall pay to Seller (i) the Tier III Non-Deferred Amount (as calculated in accordance with Section 2.3.3 below) in cash by certified check or by wire transfer and (ii) the Tier III Deferred Amount (as calculated in accordance with Section 2.3.3 below) pursuant to an increase in the principal balance of the Deferred Payment Note.

          2.3  Calculation of Deferred and Non-Deferred Amounts.  For purposes
               ------------------------------------------------
of this Section 2.3 (and each subsection hereof), the term "PPI Budget" shall refer to the applicable School's budgeted revenue for the twelve months ending December 31, 1995, as set forth on Schedule 2.3 attached hereto. On each of the
                                   ------------
Tier II and Tier III Closing, and on the Final Payment Date, the following amounts will be calculated for application to Section 2.2 above:

               2.3.1   Tier I Deferrals.  For purposes of Section 2.2.2, (i)
                       ----------------
the "Tier I Deferred Amount" shall equal $1,375,000 multiplied by a fraction, the numerator of which is the sum of PPI Budgets for each Tier I School that has not been certified by ED as eligible for Title IV funding as of the Tier II Closing, and the denominator of which is the sum of the Tier I Schools' PPI Budgets, and (ii) the "Tier I Non-Deferred Amount" shall equal $1,375,000 less the Tier I Deferred Amount.

               2.3.2   Tier II Deferrals.  For purposes of Section 2.2.3, (i)
                       -----------------
the "Tier II Deferred Amount" shall equal $750,000 multiplied by the lesser of
(A) a fraction, the numerator of which is the sum of PPI Budgets for each Tier I School that has not been certified by ED as eligible for Title IV funding as of the Tier III Closing, and the denominator of which is the sum of the Tier I Schools' PPI Budgets and (B) a fraction, the numerator of which is the sum of PPI Budgets for each Tier II School that has not been certified by ED as eligible for Title IV funding as of the Tier III Closing, and the denominator of which is the sum of the Tier II Schools' PPI Budgets, and (ii) the "Tier II Non-Deferred Amount" shall equal $750,000 less the Tier II Deferred Amount.

               2.3.3   Tier III Deferrals.  For purposes of Section 2.2.4, (i)
                       ------------------
the "Tier III Deferred Amount" shall equal $375,000 multiplied by the lesser of
(A) a fraction, the numerator of which is the sum of PPI Budgets for each Tier I School that has not been certified by ED as eligible for Title IV funding as of the Final Payment Date, and the denominator of which is the sum of the Tier I Schools' PPI Budgets and (B) a fraction, the numerator of which is the sum of PPI Budgets for each Tier III School that has not been certified by ED as eligible for Title IV funding as of the Final Payment Date, and the denominator of which is the sum of the Tier III Schools' PPI Budgets, and (ii) the "Tier III Non-Deferred Amount" shall equal $375,000 less the Tier III Deferred Amount.

          2.4  Obligations and Liabilities to be Assumed.  Upon each of the Tier
               -----------------------------------------
I Closing, the Tier II Closing and the Tier III Closing (each, a "Tier Closing"), with respect to the applicable Schools, Buyer shall, by an appropriate instrument of assumption to be executed and delivered on the Tier Closing substantially in the form of Exhibit B hereto (the "Assumption
                                     ---------
Agreement"), assume and agree to perform, pay or discharge, when due, to the extent not theretofore performed, paid or discharged, all of the following obligations, commitments and liabilities of Seller relating to or arising from the Tier I Schools, Tier II Schools or Tier III Schools, as applicable (collectively, the "Assumed Liabilities"):

               2.4.1 All accounts payable at such Schools existing at the Tier Closing and which shall have been entered into in the ordinary course of the business of those Schools, except for those accounts payable that are more than 90 days old as of April 21, 1995 and listed on Schedule 2.4.1 attached hereto;
                                               --------------

               2.4.2 All obligations of and restrictions on Seller with respect to the applicable Schools: (i) under the Assumed Contracts (including assumption of the liabilities, duties and obligations under enrollment contracts between students and Seller which Seller is obligated to perform on or after the Tier I Closing), but not including liabilities for breaches by

Seller under Assumed Contracts as of January 1, 1995; (ii) with respect to the Intellectual Property; (iii) with respect to the Records; and (iv) otherwise directly arising from the Purchased Assets;

               2.4.3 All obligations and liabilities relating to the refunds owed to students for the applicable Schools;

               2.4.4 All regulatory liabilities imposed by ED and the applicable state regulatory agencies for periods from and after January 1, 1995;

               2.4.5 Vacation and sick pay obligations to employees of the Schools accrued through the Tier I Closing, which accruals are shown as of the most recent practicable date on Schedule 2.8 attached hereto; and
                                ------------

               2.4.6 All other obligations, commitments and liabilities of the applicable Schools, except for the Excluded Liabilities (as defined in Section
2.5 below).

          2.5  Excluded Liabilities.  The following obligations and liabilities
               --------------------
of the Schools (collectively, the "Excluded Liabilities") will not be assumed by
Buyer: (i) regulatory liabilities imposed by ED and the applicable state regulatory agencies for periods prior to January 1, 1995, (ii) liabilities relating to employees of the School prior to the Tier I Closing, including, but not limited to, accrued payroll obligations as of the date of the Tier I Closing, except as set forth in Section 2.4.4 hereof, (iii) liabilities with respect to accounts payable listed on Schedule 2.4.1 attached hereto and (iv)
                                      --------------
liabilities with respect to the matters set forth on Schedule 5.7 attached
                                                     ------------
hereto.

          2.6  Allocation of Purchase Price.  Buyer and Seller agree that the
               ----------------------------
Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation set forth in Schedule 2.6 attached hereto. Buyer and Seller
                            ------------
agree that each will report the federal, state and local income tax and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and that neither will take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise.

          2.7  Excise and Property Taxes.  Buyer shall pay seventy-five percent
               -------------------------
(75%) and Seller shall pay twenty-five percent (25%) of all sales and use taxes arising out of the transfer of the Purchased Assets. Each of Buyer and Seller and shall pay its respective portion, prorated as of the applicable Tier Closing (but subject to Buyer's obligations under the Management Agreement, with respect to the Tier II and Tier III Closings), of state and local real and personal property taxes of the business.

          2.8  Employees.  Schedule 2.8 is a list of employees at the Schools,
               ---------   ------------
including each employee's title, base salary and accrued vacation time and sick leave as of June 21, 1995. Prior to the Tier I Closing, Buyer shall extend an offer of employment with Buyer to such employees (except for those whose employment is severed or terminated in the ordinary course of business prior to the Tier I Closing) from and after the Tier I Closing. It is the intention of the parties that such employment will be offered with base salary at least equal to the base salary currently paid by Seller. In accordance with Section 2.4.4 above, Buyer shall assume Seller's obligation for accrued and unused vacation and sick time for all employees hired by Buyer. Buyer agrees to establish the Corinthian Schools, Inc. Retirement Savings Plan ("Buyer's Plan"). As soon as practicable following the Tier I Closing, Seller agrees to cause the trustee of the National Education Corporation Retirement Plan (the "401(k) Plan") to transfer to the trustee of the Buyer's Plan an amount, as required by law applicable to plans qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, equal to the account balances attributable to the participants and beneficiaries in the Seller's 401(k) Plan who are Buyer's employees, as of the date of the Tier I Closing (including any amounts accrued as of such date but not yet contributed to the 401(k) Plan or not yet allocated to the account of an employee of Buyer under the 401(k) Plan) (the "401(k) Plan Transfer"). The 401(k) Plan Transfer shall be transferred to the Buyer's Trustee entirely in cash or other assets acceptable to the Buyer's Trustee. Such transfer shall be made by the last day of any month following the Tier I Closing. However, in no event shall such transfer be delayed beyond the last day of the month following 120 days after the Tier I Closing.

          2.9  Assignment of Accounts Receivable.  On the Tier I Closing,
               ---------------------------------
accounts receivable (including all existing and future accounts receivable) for the Tier II Schools and Tier III Schools shall be assigned to Corinthian pursuant to an Accounts Receivable Assignment in the form of Exhibit C-2
                                                             -----------
attached hereto. Seller shall maintain a security interest in such accounts receivable pursuant to the Subordinated Security Agreement provided under
Section 7.14.1 below.

          2.10 Disposition of Other Seller Assets.  Seller acknowledges that it
               ----------------------------------
is in the process of winding down its business and operations and, from time to time following the date of this Agreement, Seller may determine to dispose of certain assets, including without limitation the Lead Bank Data, located at Headquarters that are not Purchased Assets hereunder (the "Other Seller Assets") in the course of its winding down. To the extent that Seller determines to sell to any person or entity that is not affiliated with Seller any Other Seller Assets after the date hereof, Seller shall use its reasonable efforts to offer such Other Seller Assets to Buyer for purchase by Buyer at the reasonable value of such Other Seller Assets. In addition, at such time that Seller determines to dispose of its rights to the phone number 800-722-7337, Seller shall transfer its rights to such number to Buyer without further consideration.

                                  ARTICLE III
                                    CLOSING

          3.1  Tier I Closing.  The effective time of the completion of the
               --------------
purchase and sale of that portion of the Purchased Assets that relate solely and directly to Tier I Schools, the Accounts Receivable, the Lead Bank Data, the Headquarters Assets and the Telephone Number (the "Tier I Closing") shall take place at the offices of National Education Corporation, 18400 Von Karman Avenue, Irvine, California 92715, at 11:59 p.m. on June 30, 1995.

          3.2  Tier II Closing.  Subject to Section 3.7 below, the effective
               ---------------
time of the completion of the purchase and sale of that portion of the Purchased Assets that relate solely and directly to Tier II Schools (the "Tier II Closing") shall take place at the offices of National Education Corporation, 18400 Von Karman Avenue, Irvine, California 92715, at 11:59 p.m. on the earlier of the certification by ED of all Tier I Schools as eligible for Title IV funding or 90 days after the Tier I Closing.

          3.3  Tier III Closing.  Subject to Section 3.7 below, the effective
               ----------------
time of the completion of the purchase and sale of that portion of the Purchased Assets that relate solely and directly to Tier III Schools (the "Tier III Closing") shall take place at the offices of National Education Corporation, 18400 Von Karman Avenue, Irvine, California 92715, at 11:59 p.m. on the earlier of the certification by ED of all Tier II Schools as eligible for Title IV funding or 90 days after the Tier II Closing.

          3.4  Deliveries by Seller at each Tier Closing.  Subject to Section
               -----------------------------------------
3.7 below, except for those items to be delivered only at the Tier I Closing as specified below in this Section 3.4, at each Tier Closing Seller shall deliver or cause to be delivered to Buyer the following:

               3.4.1 The following documents of transfer and assignment duly executed by Seller relating to that portion of the Purchased Assets to be conveyed to Buyer at such Tier Closing:

                       (i)    Bill of Sale substantially in the form of Exhibit
                                                                        -------
D hereto;
-

                       (ii)   Assignment Agreement substantially in the form of

Exhibit C-1 hereto; and
-----------

                       (iii) At the Tier I Closing only, an Accounts Receivable Assignment substantially in the form of Exhibit C-2 hereto;
                                        -----------

               3.4.2 Such other instruments of conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to vest in Buyer title to that portion of the Purchased Assets to be conveyed to Buyer at such Tier Closing;

               3.4.3 At the Tier I Closing only, the following agreements executed by Seller:

                       (i) A license agreement permitting the Buyer to use the Seller's name in the form of that attached hereto as Exhibit H (the
                                                         ---------
"Trademark License Agreement");

                       (ii) A license agreement permitting the Buyer to use the Seller's curriculum in the form of that attached hereto as Exhibit I (the
                                                               ---------
"Curriculum License Agreement");

                       (iii) A license agreement permitting the Buyer to use the Licensed Software in the form of that attached hereto as Exhibit J (the
                                                             ---------
"Software License Agreement"); and

                       (iv) A support services agreement in the form of that attached hereto as Exhibit N (the "Support Services Agreement");
                   ---------

               3.4.4 At the Tier I Closing only, Seller shall deliver certified resolutions of Seller's Board of Directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

               3.4.5 At the Tier I Closing only, Seller shall deliver an opinion of Philip C. Maynard, Esq., General Counsel to Parent, in form and substance reasonably acceptable to Buyer containing the opinions set forth on Exhibit G-2, along with usual and customary exceptions and qualifications;
-----------

               3.4.6 At the Tier I Closing only, Seller shall deliver an officers' certificate signed by the President and the Chief Financial Officer of Seller, or such other officer reasonably acceptable to Buyer, certifying that Seller is, as of the date of such Tier Closing, in material compliance with all of Seller's covenants and obligations under this Agreement, and certify the other matters set forth in Sections 8.3.1 and 8.3.2 below, which officers' certificate shall be in the form attached hereto as Exhibit F-2; and
                                                    -----------

               3.4.7 At the Tier I Closing only, Seller shall deliver to Buyer a letter addressed to ED and duly executed by Seller, in the form attached hereto as Exhibit P.
          ---------

          3.5  Deliveries by Buyer at each Tier Closing.  Subject to Section 3.7
               ----------------------------------------
below, except for those items to be delivered only at the Tier I Closing, the Tier II Closing or the Tier III Closing as specified below in this Section 3.5, at each Tier Closing Buyer shall deliver or cause to be delivered to Seller the following:

               3.5.1 On the Tier I Closing, a certified check or wire transfer payable to Seller in the amount of $1,375,000 and a duly executed Subordinated Security Agreement (as defined in Section 7.14.1) along with UCC-1 Financing Statements on the Purchased Assets transferred as of the Tier I Closing and such other documentation as is reasonably satisfactory to Seller and its counsel to perfect its security interest described in Section 7.14 of this Agreement;

               3.5.2 On the Tier II Closing, (i) a certified check or wire transfer payable to Seller in the aggregate amount of $750,000 plus the Tier I Non-Deferred Amount, (ii) the duly executed Deferred Payment Note with an original principal balance equal to the Tier I Deferred Amount and (iii) UCC-1 Financing Statements on the Purchased Assets transferred as of the Tier II Closing and such other documentation as is reasonably satisfactory to Seller and its counsel to perfect its security interest described in Section 7.14 of this Agreement;

               3.5.3 On the Tier III Closing, (i) a certified check or wire transfer payable to Seller in the aggregate amount of $375,000 plus the Tier II Non-Deferred Amount, (ii) a duly executed amendment to the Deferred Payment Note increasing the then-outstanding principal balance of such Note by an amount equal to the Tier II Deferred Amount and (iii) UCC-1 Financing Statements on the Purchased Assets transferred as of the Tier III Closing and such other documentation as is reasonably satisfactory to Seller and its counsel to perfect its security interest described in Section 7.14 of this Agreement;

               3.5.4 At the Tier I Closing only, certified resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

               3.5.5 At each Tier Closing, documents reasonably required by Seller for the assumption by Buyer of Assumed Liabilities in accordance with
Section 2.4 duly executed by Buyer, including without limitation, the Assumption Agreement;

               3.5.6 At the Tier I Closing only, an opinion of counsel to Buyer in form and substance reasonably acceptable to Seller containing the opinions set forth on Exhibit G-1, along with usual and customary exceptions and
                      -----------
qualifications;

               3.5.7 At each Tier Closing, an officers' certificate signed by the President and the Chief Financial Officer of Buyer certifying that Buyer is, as of the date of such Tier Closing, in material compliance with all of Buyer's covenants and obligations under this Agreement including but not limited to the financial covenants set forth in Sections 7.5.5 and 7.9 hereof, and that Buyer is in full compliance with all terms and provisions of the Management Agreement (as defined in Section 7.6 hereof), and certify the other matters set forth in Sections 8.2.1 and 8.2.2 below, which officers' certificate shall be in the form attached hereto as Exhibit F-1;
                   -----------

               3.5.8   An Assignment Agreement substantially in the form of

Exhibit C-1 hereto and, at the Tier I Closing only, an Accounts Receivable
-----------
Assignment Agreement substantially in the form of Exhibit C-2 attached hereto;
                                                  -----------

               3.5.9 At the Tier I Closing only, the following agreements executed by Buyer:

                       (i)    The Trademark License Agreement;

                       (ii)   The Curriculum License Agreement;

                       (iii)  The Software License Agreement; and

                       (iv)   The Support Services Agreement; and

               3.5.10 At the Tier I Closing only, a Principal's Certificate from and duly executed by each of David Moore, Frank McCord, Lloyd Holland, Dennis Devereux and Paul St. Pierre in the form attached hereto as Exhibit O.
                                                                   ---------

          3.6  Delivery by Buyer at Final Payment Date.  On the Final Payment
               ---------------------------------------
Date, Buyer shall deliver or cause to be delivered to Seller (i) a certified check or wire transfer payable to Seller in the amount of the Tier III Non-Deferred Amount and (ii) a duly executed amendment to the Deferred Payment Note increasing the then-outstanding principal balance of such Note by an amount equal to the Tier III Deferred Amount.

          3.7  Permitted Deferral of Tier Closings.  Notwithstanding anything to
               -----------------------------------
the contrary in this Article III, Buyer may defer delivery by Seller of the Bill of Sale, Assignment Agreement and such other instruments of conveyance under Sections 3.4.1(i), 3.4.1(ii) and 3.4.2, respectively, and delivery by Buyer of the Assignment Agreement, the Assumption Agreement and such other instruments of conveyance under Sections 3.5.8 and 3.5.5, respectively, (collectively, the "Asset Transfer Documents") with respect to any Tier II or Tier III School (a "Deferred School") for a period not to exceed ninety (90) days beyond the date of the applicable Tier Closing if, without such deferral, Buyer would own more than five (5) Schools that are not eligible for Title IV funding. Such deferred Asset Transfer Documents for each Deferred School shall be delivered on the earlier of (i) the date that, upon consummation of such deliveries, Buyer will own five (5) or fewer Schools that are not eligible for Title IV funding or (ii) the date that is ninety (90) days following the original date of the applicable Tier Closing, as determined in accordance with Sections 3.2 and 3.3 above. In addition, Buyer may defer delivery of the Asset Transfer Documents for Seller's National Institute of Technology Campus in San Antonio, Texas (the "San Antonio Campus") for a period not to exceed thirty (30) days beyond the date of the Tier I Closing, to the extent Buyer has not received approval from the Texas Education Agency ("TEA") in accordance with Section 8.1.5 below as of that date. Such deferred Asset Transfer Documents for the San Antonio Campus shall be delivered on the earlier of (i) the date that Buyer receives approval from TEA for transfer of the San Antonio Campus or (ii) the date that is thirty (30) days following the date of the Tier I Closing, as determined in accordance with
Section 3.1 above. In no event shall this Section 3.7 affect or cause deferral of Buyer's payment obligation and deliveries under Sections 2.2, 3.5.1, 3.5.2,
3.5.3 and 3.6 above.

                                   ARTICLE IV
                                  TERMINATION

          4.1  Termination.  This Agreement may be terminated only as follows
               -----------
and in each case only by written notice:

               4.1.1 At any time by mutual written consent of Seller and Buyer;

               4.1.2 Prior to the Tier I Closing by Seller on the one hand or Buyer on the other, if the other party shall be in breach of any covenant, undertaking or restriction contained herein in any material respect and such breach has not been cured within ten (10) business days after the giving of written notice to the breaching party of such breach;

               4.1.3 Prior to the Tier I Closing by Seller if Buyer has failed to deliver true and correct copies of Primus and Banc One financing documents, as certified by Buyer, in form and substance acceptable to Seller in Seller's sole and absolute discretion; or

               4.1.4 By Seller in Seller's sole discretion if any Tier Closing shall not have occurred for any reason whatsoever (other than to the extent such failure is based on the action or inaction of Seller) on or before the date set for each such Tier Closing in Sections 3.1 through 3.3 hereof, or if Buyer, after the Tier I Closing, shall be in breach of any covenant, undertaking or restriction contained herein or in the Management Agreement in any material respect and such breach has not been cured within ten (10) business days after the giving of written notice to Buyer.

          4.2  Effect of Termination.  In the event of termination of this
               ---------------------
Agreement by either Buyer or Seller in accordance with the applicable provisions above, this Agreement shall forthwith terminate upon notice thereof duly given in accordance with the provisions hereof, and there shall be no liability of any nature on the part of either Buyer or Seller (or their respective officers or directors) to the other, except for liabilities arising from a breach of this Agreement prior to such termination; provided, however, that Seller shall have
                                     --------  -------
no liability of any nature if it terminates this Agreement pursuant to Section 4.1.3; provided, further that this Section 4.2 in no way limits the obligations
       --------  -------
of the parties set forth in Sections 9.13, 9.14, 9.15 and 9.16 hereof, which obligations shall survive the termination. If this Agreement is terminated as provided herein, each of Buyer and Seller shall, and shall cause its respective representatives to, either destroy or redeliver all documents, work papers and other materials relating to the transaction contemplated hereby or to the business or operations of the other party, whether so obtained before or after the execution hereof, to such other party, and all such information received by Buyer or Seller, as the case may be, (other than information which is in or becomes part of the public domain by publication or otherwise or which has heretofore been or is hereafter filed or available as public information with any governmental authority) shall be kept confidential, except as required by law. In addition, each of Buyer and Seller shall cooperate in good faith following termination of this Agreement to provide any information or documents reasonably required by the other party in connection with preparation of such party's financial statements and tax returns.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Except to the extent David G. Moore, Paul St. Pierre, Dennis L. Devereux, Lloyd W. Holland, Frank J. McCord or each of the directors at each of the Schools has actual knowledge to the contrary, Seller, and Parent with respect only to the representations and warranties set forth in Sections 5.1, 5.2, 5.5,
5.6 and 5.9 below, hereby represent and warrant to Buyer as follows, which representations and warranties are made and shall be true and correct as of the date of each of the Tier Closings unless another date is therein specified:

          5.1  Incorporation; Authority.  Seller (i) is a corporation duly
               ------------------------
organized, validly existing and in good standing under the laws of the state of California, and (ii) has the requisite corporate power and authority to execute, deliver and perform this Agreement and all other agreements and instruments required to be executed by Seller in connection with or pursuant hereto. Seller is a wholly owned subsidiary of Parent. Parent (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and (b) has the requisite corporate power and authority to execute, deliver and perform this Agreement and all other agreements and instruments required to be executed by Parent in connection with or pursuant hereto.

          5.2  Due Authorization; Binding Agreement.  The execution and delivery
               ------------------------------------
by Seller of this Agreement and all other agreements and instruments required to be executed by Seller in connection with or pursuant hereto and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Seller (including approval by its sole shareholder, Parent). This Agreement and all other agreements and instruments required to be executed by Seller in connection with or pursuant hereto constitute the legal, valid and binding obligations and acts of Seller enforceable in accordance with the respective terms thereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or equity) and any exceptions expressly set forth in this Agreement. The execution and delivery by Parent of this Agreement and all other agreements and instruments required to be executed by Parent in connection with or pursuant hereto and the performance by Parent of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Parent. This Agreement and all other agreements and instruments required to be executed by Parent in connection with or pursuant hereto constitute the legal, valid and binding obligations and acts of Parent enforceable in accordance with the respective terms thereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or equity) and any exceptions expressly set forth in this Agreement.

          5.3  No Violation or Conflict by Seller.  The execution, delivery and
               ----------------------------------
performance of this Agreement by Seller does not and the consummation of the transactions contemplated by this Agreement will not (i) contravene any provision of the Articles of Incorporation or Bylaws of Seller, (ii) breach any term or provision of or cause an acceleration of any obligation under any material agreement of Seller, (iii) cause a default under any indenture or other instrument to which Seller is bound or (iv) to the best of Seller's knowledge, violate or conflict with any statute, law, rule or regulation.

          5.4  Consents and Approvals.  No consent, approval or authorization
               ----------------------
of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Seller in connection with the execution, delivery or performance of the

Agreement and the consummation of the transactions contemplated, other than those which shall have been obtained by Seller prior to the applicable Tier Closing to which such approval relates.

          5.5  Taxes.  With respect to each School, Seller or its Parent has
               -----
timely filed or will file all required tax returns and has paid all taxes due for all periods ending on or before the applicable Tier Closing. Adequate provision has been made in the books and records of Seller and, to the extent required by generally accepted accounting principles, in the financial statements of Seller, for all taxes due or that will become due. All required tax returns, including amendments to date, have been prepared in good faith without gross negligence or willful misrepresentation and, to the best of Seller's knowledge, are complete and accurate in all material respects. Except as set forth in Schedule 5.5 attached hereto, to the best of Seller's knowledge
                ------------
no governmental entity has, during the past three years, examined or is in the process of examining any tax returns of Seller. Except as set forth on Schedule
                                                                        --------
5.5, to the best of Seller's knowledge no governmental entity has threatened,
---
proposed (tentatively or definitely), asserted or assessed against Seller any deficiency, assessment or claim for taxes.

          5.6  Title to Assets.  Except for the Assumed Liabilities and those
               ---------------
items described in Schedule 5.6, (together the "Permitted Exceptions"), as of
                   ------------
the Tier I Closing, Seller has, and has the right and authority to transfer, and upon the sale contemplated hereby Buyer will be vested with, good and marketable title to the Inventory, Equipment and Records, free and clear of any and all mortgages, pledges, liens, claims, restrictions, encumbrances or security interests of any kind or nature.

          5.7  Litigation.  Except as described on Schedule 5.7, as of the Tier
               ----------                          ------------
I Closing there is no action, order, writ, injunction or decree outstanding or claim, suit, litigation, proceeding, arbitral action or investigation (collectively "Proceedings") pending and served or, to the best of Seller's knowledge, threatened against, relating to or affecting (i) any School, (ii) the Purchased Assets or (iii) the transactions contemplated by this Agreement, at law or in equity, by or before any court or governmental department, agency or instrumentality. Seller is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency.

          5.8  Compliance with Laws.  To the best of Seller's knowledge, except
               --------------------
as set forth on Schedule 5.7, as of the Tier I Closing (i) Seller has conducted
                ------------
its business in all material respects in accordance with applicable laws, (ii) the forms, procedures and practices of Seller are, in all material respects, in compliance with all such laws, to the extent applicable, and (iii) Seller's use and operation of the Purchased Assets have been in compliance in all material respects with all applicable environmental, zoning, subdivision and land use laws, and other local, state and federal laws and regulations.

          5.9  Employee Benefits.
               -----------------

               5.9.1 Except for the welfare benefit plans (within the meaning of section 3(1) of ERISA) listed on Schedule 5.9 (the "Welfare Plans") and the
                                    ------------
pension benefit plans (within the meaning of section 3(2) of ERISA) listed on
Schedule 5.9 hereto (the "Pension
------------

Plans") (together the "Plans"), each of Parent and Seller currently does not sponsor or maintain or is not required, either by law or by contract, to contribute to any employee welfare benefit plan, within the meaning of section 3(1) of ERISA, or to any employee pension benefit plan, within the meaning of section 3(2) of ERISA, or to any multi-employer plan, within the meaning of section 3(37) of ERISA.

               5.9.2   Except as set forth on Schedule 5.9, To the best of
                                              ------------
Seller's knowledge, each of Parent and Seller is in compliance in all material respects with applicable provisions of ERISA and the regulations published thereunder, and all other laws applicable with respect to such Plans. Each of Parent and Seller has performed all of its obligations under such Plans and, to the best of Seller's knowledge, there are no actions (other than routine claims for benefits) pending or threatened against such Plans or their assets, or arising out of such Plans.

               5.9.3   Except as set forth on Schedule 5.9, to the best of
                                           ------------
Seller's knowledge, there has been no act or omission by Seller or its affiliates that has given rise to or may give rise to fines, penalties, taxes or related charges under Section 502(c) or (i) or Section 4071 of ERISA or Chapter 43 of the Internal Revenue Code of 1986, as amended.

          5.10 Disclosure.  No representation or warranty by Seller in this
               ----------
Agreement, and no exhibit, certificate or schedule furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading.

          5.11 Seller's Disclaimer.  Seller makes no representation or warranty
               -------------------
express or implied, except as set forth in this Article V. Without limiting the generality of the foregoing, Seller makes no warranty of merchantability, suitability of fitness for a particular purpose, or quality, as to the Purchased Assets or any part thereof, or as to the condition or workmanship thereof, or the absence of any defects therein, whether latent or patent. IT IS SPECIFICALLY UNDERSTOOD AND AGREED BY BUYER THAT THE PURCHASED ASSETS ARE BEING CONVEYED HEREUNDER ON AN "AS IS" BASIS ON THE DATES FOR EACH TIER CLOSING AND IN
                          -- --
THEIR THEN PRESENT CONDITION AND BUYER SHALL RELY SOLELY UPON ITS OWN EXAMINATION OF SUCH PURCHASED ASSETS.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

          6.1  Incorporation; Authority.  Buyer is a corporation duly organized,
               ------------------------
validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to execute, deliver and perform this Agreement and all other agreements and instruments required to be executed by Buyer in connection with or pursuant hereto.

          6.2  Due Authorization; Binding Agreement.  The execution and delivery
               ------------------------------------
by Buyer of this Agreement and all other agreements and instruments required to be executed by Buyer in connection with or pursuant hereto and the performance by Buyer of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and all other agreements or instruments required to be executed by Buyer in connection with or pursuant hereto constitute the legal, valid and binding obligation and act of Buyer enforceable in accordance with the respective terms thereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or equity).

          6.3  No Violation or Conflict.  The execution and delivery of this
               ------------------------
Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof by Buyer will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause an acceleration of any obligation of Buyer under any material agreement, indenture or other instrument to which it is bound, any judgment, decree, or order, or award of any court, governmental body, or arbitrator, or applicable law, rule or regulation applicable to Buyer.

          6.4  No Undisclosed Liabilities.  Buyer has no liability or obligation
               --------------------------
of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of federal, state and local taxes and any interest or penalties relating thereto, except (i) liabilities incurred in the ordinary course of Buyer's business prior to date of the Tier I Closing,
(ii) liabilities and obligations created by this Agreement, and (iii) liabilities and obligations of Buyer disclosed on Buyer's proforma balance sheet as of the date of the Tier I Closing, which shall have been delivered to and approved by Seller prior to the Tier I Closing ("Buyer's Proforma Opening Balance Sheet") and which shall be attached hereto as Schedule 6.4. Buyer's
                                                      ------------
Proforma Opening Balance Sheet fairly presents, in all material respects, the financial condition of Buyer as of the date of the Tier I Closing.

          6.5  Consents and Approvals.  No consent, approval or authorization
               ----------------------
of, or declaration, filing or registration with, any governmental or regulatory authority, or any third person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery or performance of the Agreement and the consummation of the transactions contemplated hereby other than those set forth in Schedule 6.5, all of which shall have been obtained by Buyer prior
             ------------
to the applicable Tier Closing to which such approval relates.

          6.6  Title IV Program Liabilities.  Neither Buyer nor any person or
               ----------------------------
entity affiliated with Buyer who exercises substantial control over another institution owes a liability for a violation of a Title IV program requirement that may be an impairment to certification of Buyer under 34 C.F.R. Section 668.15(c).

          6.7  Disclosure.  No representation or warranty by Buyer in this
               ----------
Agreement, and no exhibit, certificate or schedule furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE VII
                                   COVENANTS

          7.1  Covenants of Seller Pending Tier Closings.  Seller covenants and
               -----------------------------------------
agrees with Buyer that from and after the date hereof and until the earlier of the Tier Closings or the termination of this Agreement pursuant to Article IV hereof, Seller (i) shall use its best efforts to fulfill or satisfy, or cause to be fulfilled or satisfied, all of the conditions precedent to Seller's obligations to consummate and complete the sale provided herein and to take all other steps and do all other things reasonably required to consummate this Agreement in accordance with its terms, (ii) shall not interfere with the performance by Buyer of its obligations under this Agreement, (iii) shall not fail to pay prior to delinquency any taxes, assessments, governmental charges or levies imposed upon it or its income, profits or assets or otherwise required to be paid by it, (iv) shall not make or authorize the making of any capital expenditure except for the performance of obligations previously incurred, or for the replacement of equipment or tangible property necessary to the operations of the business of Seller, (v) shall promptly notify Buyer of any notice from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, or any fact or circumstance of which Seller has knowledge which would make any representation or warranty set forth herein materially untrue or inaccurate as of the applicable date of the Tier Closing or as of the date of this Agreement, or any planned or threatened labor dispute, organization efforts, strike or collective work stoppage affecting the employees of Seller and (vi) shall not take any action outside the ordinary course of business that would cause Buyer to be unable to obtain good and marketable title to the Purchased Assets to be transferred to Buyer at each Tier Closing. Until the earlier of the Tier I Closing or termination of this Agreement, Seller will not directly or indirectly solicit, respond to or negotiate with or release any information relative to the Tier I, Tier II, or Tier III Schools to any potential buyer other than Buyer.
In addition, from and after the date hereof until the earlier of the Tier I Closing or termination of this Agreement in accordance with Article IV hereof, Seller shall operate the Schools in the ordinary course of business consistent with past practices, including processing of accounts receivable and accounts payable in accordance with past practices, and Seller shall process and pay refunds to students at the Schools in the ordinary course of business consistent with Seller's past practices.

          7.2  Support Services Covenants.  Seller covenants that it will
               --------------------------
maintain its corporate existence during the term of the Support Services Agreement. In the event that Seller breaches the foregoing covenant, Parent hereby covenants and agrees to fulfill Seller's obligations to Buyer under the Support Services Agreement, for the term of such Support Services Agreement. Seller hereby covenants (i) that it has entered into stay bonuses with key employees at its Headquarters location as reasonable and necessary to provide services to Buyer contemplated under the Support Services Agreement and (ii) Seller will use its best commercially reasonable efforts to fulfill its obligations to Buyer under the Support Services Agreement.

          7.3  Covenants of Buyer Pending Tier Closings.  Buyer covenants and
               ----------------------------------------
agrees with Seller that from and after the date hereof and until the earlier of the Final Payment Date or the termination of this Agreement pursuant to Article IV hereof, Buyer (i) shall use its best efforts to fulfill or satisfy, or cause to be fulfilled or satisfied, all of the conditions precedent to Seller's obligations to consummate and complete the sale provided herein and to take all other steps and do all other things reasonably required to consummate this Agreement in accordance with its terms; (ii) shall not interfere with the performance by Seller of its obligations under this Agreement; (iii) shall fully perform all its obligations under the Management Agreement; and (iv) shall provide reasonable assurances to Seller regarding Buyer's financial capacity to satisfy applicable financial responsibility regulations and otherwise Close this transaction and thereafter operate the business through the Final Payment Date and, if later, throughout the term of the Deferred Payment Note. In addition to the foregoing, Buyer covenants and agrees to cause all cash (in whatever form, including without limitation checks, moneyorders, wire transfers and currency) received by the Schools on or before June 30, 1995, to be forwarded to Seller after the Tier I Closing, to the extent such cash was not deposited in Seller's bank accounts for the benefit of Seller on or before June 30, 1995.

          7.4  Special Covenants of Buyer Pending the Tier I Closing.  Buyer
               -----------------------------------------------------
covenants and agrees with Seller: (i) proforma cash flow statements for Buyer shall have been delivered to, and approved by, Seller on or before the Tier I Closing and must demonstrate, to Seller's reasonable satisfaction that Buyer has adequate capital to sustain its operations throughout the term of the post-Tier Closing ED certification approval process for all Schools; (ii) prior to the Tier I Closing, to the extent possible under applicable laws and regulations, Buyer shall have obtained all federal and state regulatory consents or approvals, all accrediting agency approvals and filed all notices or other documents with all federal and state regulatory authorization and accrediting agencies necessary or appropriate to the performance by Buyer of its obligations hereunder, including its obligations under the Management Agreement; and (iii) Buyer shall have met with representatives of ED and shall have solicited from such representatives candid evaluation of the application and the likelihood of post-closing approval of the change of ownership by ED. In addition to the foregoing, prior to the Tier I Closing, Buyer shall provide to Seller executed documents entered into between Buyer and its equity and debt investors, containing terms and provisions reasonably acceptable to Seller and establishing that such investors have agreed irrevocably and unconditionally to provide the funds necessary to pay all amounts owed by Buyer to Seller pursuant to this Agreement at each of the Tier Closings, the Final Payment Date and upon maturity of the Deferred Payment Note.

          7.5  Closing and Post-Closing Covenants.
               ----------------------------------

               7.5.1   Further Assurances.  From time to time after each Tier
                       ------------------
Closing, (i) Seller will use reasonable efforts for as long as it continues its corporate existence to execute and deliver such instruments of conveyance, sale or assignment as Buyer may reasonably request, to more effectively vest, confirm or evidence Buyer's title to or rights in any of the Purchased Assets and to otherwise carry out the purpose and intent of this Agreement, and (ii) Buyer will execute and deliver such instruments as Seller may reasonably request to more effectively assure the assignment to and assumption by Buyer of the obligations and liabilities of Seller to be assumed by Buyer pursuant to this Agreement and to otherwise carry out the purpose and intent of this Agreement.

               7.5.2   Mutual Cooperation.  The parties shall use reasonable
                       ------------------
efforts to cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken to consummate the transaction contemplated hereby and transition management and ownership of the Schools from Seller to Buyer. Before and after each Tier Closing, Seller shall use its best efforts to assist Buyer in obtaining any required Accreditation reasonably necessary for Buyer's operation of the Schools (collectively "Buyer's Accreditations"), including furnishing Buyer such necessary information and reasonable assistance as Buyer may request in connection with its preparation of necessary filings, submissions or Accreditation applications to any governmental agency in connection with the transactions contemplated hereby.

               7.5.3   Access to Employees.  From and after the Tier I Closing,
                       -------------------
each of Buyer and Seller shall afford to the other party, its officers, counsel, accountants and other authorized representatives (the "Requesting Party") access to the other party's employees who formerly were or currently are employed by Seller, as the case may be, without cost to the Requesting Party (other than payment of out-of-pocket costs not including personnel costs) and as reasonably required by the Requesting Party in connection with any claim, action, litigation or other proceeding involving Seller, a School or any other school previously owned or operated by Seller. Each party shall use its best efforts to cause such employees to cooperate with and assist the Requesting Party in its prosecution or defense of such claims, actions, litigations and other proceedings, which cooperation shall include without limitation preparing and providing written and oral discovery and attending and testifying at depositions, hearings, motions and trials, all as necessary in the reasonable opinion of the Requesting Party or its counsel. Any such access shall take place only during normal business hours in such a manner as not to interfere unreasonably with the operation of the business of the other party.

               7.5.4   Best Efforts to Satisfy Conditions.  Prior to and after
                       ----------------------------------
each Tier Closing, Seller and Buyer shall provide to the ED and to all state regulatory agencies and accrediting bodies all information required or reasonably requested by any of them, and Buyer shall use its best efforts to satisfy promptly all requirements and demands of ED or any such agency or body requisite to obtaining certification. Without limiting the foregoing, Buyer shall submit to ED a completed application for certification for the Schools conveyed to Buyer at a Tier Closing within a reasonable time after that Tier Closing.

               7.5.5   Financial Condition.  Following the Tier I Closing and so
                       -------------------
long as Buyer has ongoing obligations hereunder or under the Management Agreements to Seller, Buyer shall maintain sufficient, unimpaired equity capital as shall be acceptable to ED and other governmental and quasi-governmental authorities including satisfaction of all applicable financial responsibility regulations and standards, and as shall be reasonably acceptable to Seller so as to provide reasonable assurances that Buyer shall be financially capable of obtaining all necessary or appropriate approvals from ED, state regulatory agencies and accrediting bodies including certification by ED for participation in Title IV student financial and programs ("Buyer

Accreditations") and performing its obligations hereunder and under the Management Agreements.

               7.5.6   Use of Bryman Name.  Buyer acknowledges that, as of the
                       ------------------
date of this Agreement, Seller operates National Education Center-Bryman Campus at 1017 Wilshire Blvd., Los Angeles, California 90017 ("Bryman-LA") and National Education Center-Bryman Campus at 323 Bolyston Street, Brookline, Massachusetts 02146 ("Bryman-Brookline"). Seller covenants and agrees that Seller, and any successor to Seller's interests in and to Bryman-LA or Bryman-Brookline, shall use the name "Bryman" only in connection with the operation of Bryman-LA or Bryman-Brookline, as the case may be, at the current location of each school, or any location to which such school relocates, so long as the subsequent location is within the same market in which the school currently operates. Seller shall not transfer, assign, license or sublicense the right to use the "Bryman" name to any person for any use at any location other than as set forth in the preceding sentence.

          7.6  Management Agreement and Administration of the Schools.
               ------------------------------------------------------

               7.6.1   Management Agreement.  Concurrently with the execution of
                       --------------------
this Agreement, Buyer and Seller shall execute and deliver a Management Agreement in the form of that attached hereto as Exhibit E and made a part
                                                 ---------
hereof by this reference (the "Management Agreement"). The Management Agreement shall become effective on the Tier I Closing. Covenants contained in the Management Agreement shall be supplemental to any continuing covenants undertaken by Buyer in this Agreement.

               7.6.2   Administration in Accordance with Accreditations.  From
                       ------------------------------------------------
and after the Tier I Closing, Buyer, at Buyer's sole cost and expense, shall administer and operate the Schools in accordance with all federal and state laws, statutes, rules and regulations and in accordance with all permits, accreditations, authorizations and agreements issued by or entered into with any federal, state or local governmental or quasi-governmental entity in any way regulating or otherwise relating to the administration and operation of the Schools, or any of them. Subject to the terms and provisions of this Agreement, Buyer and Seller shall work together cooperatively and in good faith to obtain any and all approvals from ED, any state education regulatory authority and any other governmental or quasi-governmental entity that may be necessary or appropriate to vest in Buyer the right and authority to administer and operate the Schools and to release Seller from further liability or obligations in connection with the administration or operation of the Schools.

               7.6.3   Administration of Closed Schools.  If, following any Tier
                       --------------------------------
Closing, Buyer fails to obtain certification of eligibility for Title IV funding for any School, then Buyer shall be responsible, at its sole cost and expense, for determining whether to operate or teachout (at the School or at another qualified educational institution) and close such School. If Buyer decides to teachout and close such a School (a "Closed School(s)"), then Buyer, without limiting Buyer's obligations elsewhere contained in this Agreement including
Section 7.6.2, at Buyer's sole cost and expense, shall administer the teachout of the Closed Schools or transfer all students to another qualified educational institution, and conduct the operations of such Schools during such teachout period, so as to provide to all students currently enrolled at any such Closed School the opportunity to fully complete the programs in which they are currently enrolled and to provide such students an education consistent with the Schools' description of such program and the students' contract with such School. Buyer shall further administer the teachout of the Closed Schools and conduct the operations of the Closed and Teachout Schools in accordance with the applicable requirements of ED, any state regulatory authority and any other governmental or quasi-governmental entity, including but not limited to accrediting agencies, that may impose such requirements.

          7.7  Performance of Assumed Obligations.  From and after the Tier I
               ----------------------------------
Closing, Buyer shall diligently perform in a commercially reasonable manner all obligations under the Assumed Liabilities, to the extent Seller and Parent have not been fully and unconditionally released from all obligations under such Assumed Liabilities. Buyer shall provide Seller with prompt notice of any assertion by a party (other than Buyer or Seller) to any Assumed Liability (but only to the extent such party has not released and discharged Seller of all liability relating thereto) of any alleged default, breach or other violation of any term, condition or covenant of such obligation, and Buyer shall use commercially reasonably efforts to resolve, at Buyer's sole cost and expense, any such alleged default, breach or other violation. Buyer shall use good faith efforts to cause Seller and any guarantor of any obligation of Seller assumed by Buyer as herein provided, to be released and discharged of any such obligation.

          7.8  Access and Maintenance of Records.  From and after the Tier I
               ---------------------------------
Closing, each party shall afford the other party, its officers, counsel, accountants and other authorized representatives and regulatory authorities (the "Requesting Party") access to the other party's properties, books and records, including those maintained by the other party's accountants, at any time and from time to time upon reasonable notice from the Requesting Party, as reasonably required by the Requesting Party in connection with (i) performance by the Requesting Party of any of its obligations under the terms and conditions of this Agreement, including without limitation any liability or obligation of Seller not assumed by Buyer pursuant to the Agreement, (ii) any claim, action, litigation or other proceeding involving the Requesting Party or any School and
(iii) the Requesting Party's preparation of its financial statements and tax returns. In addition, the Requesting Party, at its expense, may make copies of any such records as may be necessary or appropriate for the Requesting Party's use. Each party shall maintain all such records in accordance with, and subject to all restrictions imposed by, all laws, rules and regulations. Each party shall not destroy or otherwise dispose of any of such records without prior notice to the other party, which party shall have the option, at such party's expense, to take possession of any such records which the other party elects to destroy or otherwise dispose of. Any such access shall take place only during normal business hours in such a manner as not to interfere unreasonably with the operation of the business of the other party. Notwithstanding the foregoing, Buyer shall preserve and protect all books, documents, papers, computer programs and records pertaining in any manner to the administration by Seller of the Federal student financial assistance programs pursuant to Title IV of the Higher Education Act of 1965, as amended, for the period of time specified under applicable law and regulation. Any document or other information obtained from a party hereunder that is designated by such party as confidential shall be maintained in confidence by the other party, except to the extent Seller is required by law or regulation to disclose part or all of such documents or information.

          7.9  Financial Reporting Covenants.  Not later than the 25th day of
               -----------------------------
each month during the period beginning on the Tier I Closing through the later of (i) completion of performance of all of Buyer's duties and obligations hereunder (including under the Management Agreement, the Deferred Payment Note and Section 7.6.3 hereof), or (ii) certification by ED of Buyer and the Schools for full participation in Title IV student financial aid funding programs (the "Management Period"), Buyer shall provide to Seller a financial report containing the following information: (i) statements of operations for the immediately preceding month and year-to-date; (ii) balance sheets as of the end of the immediately preceding month; and (iii) statements of cash flows for the immediately preceding month and year-to-date (the "Monthly Financial Reports"). The Monthly Financial Reports shall be prepared in accordance with Generally Accepted Accounting Principles except for footnote disclosures and customary year-end adjustments that in the aggregate are not and will not be material to the financial condition of Buyer. The Monthly Financial Reports shall be in such detail as Seller may reasonably request. Buyer shall not be deemed in breach of this Section 7.9 to the extent of any failure or delay by Buyer to deliver any Monthly Financial Report, which failure or delay is based solely on Seller being unable to provide certain MicroSoft Excel reports to Buyer under the Support Services Agreement following migration of the SAS to a UNIX operating system under Section 1.2(e)(vii) of the Support Services Agreement. Buyer shall also provide to Seller copies of all quarterly and annual financial statements and reports distributed to Buyer's stockholders generally or filed with any federal or state governmental agency with respect to Buyer's business. Such reports will be provided to Seller no later than three business days following the first to occur of (a) the date of distribution thereof to Buyer's stockholders, and (b) the date of filing thereof with any state or federal governmental agency.

          7.10 Insurance.  From and after the Tier I Closing through the Final
               ---------
Payment Date, Buyer shall maintain such insurance policies as are reasonable, in both scope and amount, for the Schools and Buyer's other operations, and shall name Seller and its parent company, Parent, as additional insureds on all policies relating to any School.

          7.11 Substitution of Undertakings.  As of the Tier I Closing, Buyer
               ----------------------------
shall substitute Buyer's undertaking, guarantee, bond or other commitment for each undertaking, guarantee, bond or commitment, as the case may be, made by Seller or any affiliate of Seller in favor of any governmental or quasi-governmental entity in support of or relating to any permit, contract, authorization, accreditation or license from any such governmental entity with respect to the Schools. Notwithstanding the foregoing, if, following the Tier I Closing, Seller as owner of the Schools maintains in place any undertaking, guaranty, bond or other commitment, then Buyer shall reimburse Seller for all premiums, fees and expenses associated with all such undertakings, guaranties, bonds and other commitments and indemnifies, defends and holds harmless Seller and Parent from and against any and all claims and liabilities arising thereunder.

          7.12  Restrictions on Acquisitions and Mergers.  Prior to expiration
                ----------------------------------------
of the Management Period, Buyer shall not acquire any other business operations other than the Schools or otherwise become financially responsible for the conduct of any other business operations other than the Schools being acquired pursuant to this Agreement, to the extent such action would have a material adverse effect on Buyer's ability to perform and pay all of its obligations and liabilities pursuant to this Agreement and the Management Agreement during the Management Period.

          7.13  Restrictions on Reorganizations and Changes in Capital
                ------------------------------------------------------
Structure. Prior to expiration of the Management Period, Buyer may not enter
---------
into any plan or agreement of reorganization or recapitalization or alter materially its existing capital structure or dispose of any material amount of assets, to the extent such action would have a material adverse effect on Buyer's ability to perform and pay all of its obligations and liabilities pursuant to this Agreement and the Management Agreement during the Management Period.

          7.14 Certain Remedies.
               ----------------

               7.14.1    Security Interest.  As security for the performance of
                         -----------------
Buyer's obligations under this Agreement (including but not limited to payment of all principal and interest due under the Deferred Payment Note) and the Management Agreement (the "Secured Obligations"), Buyer shall execute and deliver to Seller at the Tier I Closing a Subordinated Security Agreement in the form attached hereto as Exhibit M (the "Subordinated Security Agreement") and,
                        ---------
at each of the Tier I, Tier II and Tier III Closings, such UCC-1 Financing Statements and other documents as may be reasonably necessary to create and perfect the security interest in the Purchased Assets provided for under the Subordinated Security Agreement.

               7.14.2    Enforcement and Remedies.  In addition to any and all
                         ------------------------
remedies Seller may have hereunder or at law or in equity for breach by Buyer of its representations, warranties, obligations or covenants under this Agreement, the Management Agreement or any other agreement or document delivered by Buyer in connection herewith, if Buyer breaches or otherwise fails to perform any of its representations, warranties, obligations or covenants under this Agreement or the Management Agreement (or other agreement or document delivered by Buyer in connection herewith) and fails to cure such breach within two weeks following written notice from Seller specifying the nature of the breach and the actions necessary to cure the breach, then Seller, at Seller's sole and exclusive option shall have the right to proceed with enforcement of the remedies set forth in
Section 7.14.3 and 7.14.4.

               7.14.3    Foreclosure of Security Interest.  Following a breach
                         --------------------------------
and failure to cure by Buyer as described in Section 7.14.2 above, Seller may proceed with the foreclosure of its security interests under the Subordinated Security Agreement and related documents.

               7.14.4    Failure to Timely Close.  If Buyer fails to close on
                         -----------------------
any School or Schools strictly within the time frame specified in Article III of this Agreement, then Seller shall have the right to terminate Buyer's right to purchase any or all of the Schools then subject to the Management Agreement, or terminate Buyer's right to manage any such or all such Schools, or both, effective upon written notice from Seller to Buyer, except to the extent such failure to close is based on the action or inaction of Seller. Thereupon Seller shall have the right to proceed with the sale of any or all such Schools on such terms and conditions and for such price as Seller deems appropriate. This remedy shall be in addition to any other remedies Seller may have at law or in equity as a result of Buyer's failure to perform under this Agreement, the Management Agreement or any other agreement delivered by Buyer in connection with the transactions herein contemplated.

               7.14.5    Certain Limitations on Buyer's Remedies.  Following
                         ---------------------------------------
the Tier I Closing, Buyer's remedies for breach of this Agreement are expressly limited to specific performance or recovery of compensatory money damages. Buyer may not terminate or otherwise avoid the performance of its obligations under this Agreement or the Management Agreements as a result of any breach of this Agreement or the Management Agreements by Seller and Buyer hereby irrevocably waives any right it may have to terminate this Agreement or the Management Agreement following, or as a result of, a breach of this Agreement or the Management Agreement by Seller.

                                 ARTICLE VIII
                                  CONDITIONS

          8.1  Conditions Precedent to Obligations of Buyer.  The obligation of
               --------------------------------------------
Buyer to complete the purchase of Purchased Assets as provided for herein is subject to the fulfillment or satisfaction on or before the Tier I Closing of each of the conditions set forth below, any of which may be waived by Buyer in writing. The obligation of Buyer to complete the purchase of Purchased Assets at any Tier Closing subsequent to the Tier I Closing shall not be subject to any conditions. If Seller as of any date scheduled for a Tier Closing is in violation of any obligation or covenant or any representation or warranty made by Seller as of the date of such Tier Closing is untrue, then Buyer shall have the remedies specified in Section 7.14.5 of this Agreement.

               8.1.1 All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of the Tier I Closing (except to the extent such representations and warranties speak of a particular date), and Buyer shall have received a certificate signed by two executive officers of Seller, substantially in the form as set forth in Exhibit F-2, to such effect;
                     -----------

               8.1.2 Seller shall have performed in all material respects all of the obligations, covenants and agreements contained in this Agreement to be performed by Seller on or before the date of the Tier I Closing, and Buyer shall have received a certificate signed by two executive officers of Seller, substantially in the form as set forth in Exhibit F-2, to such effect;
                                          -----------

               8.1.3 All instruments and documents required on Seller's part to effectuate and consummate the transactions contemplated hereby as of the Tier I Closing, including those set forth in Section 3.4, shall be delivered by Seller and shall be in form and substance reasonably satisfactory to Buyer and its counsel;

               8.1.4 As of the Tier I Closing, Buyer shall have received from counsel for Seller the opinion referenced in Section 3.4.5 above dated as of the date of the Tier I Closing; and

               8.1.5 With respect to the School located in the State of Texas, Buyer shall have received the approval of the Texas Education Agency on or before the Tier I Closing.

          8.2  Conditions Precedent to Obligations of Seller.  The obligations
               ---------------------------------------------
of Seller to complete the sale of Purchased Assets as provided for herein are subject to the fulfillment or satisfaction on or before the date of each Tier Closing of each of the conditions set forth below, any of which may be waived by Seller in writing.

               8.2.1 All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of the Tier Closing, with the same force and effect as if the same had been made on and as of the date of the Tier I Closing (except to the extent such representations and warranties speak of a particular date), and Seller shall have received a certificate signed by two executive officers of Buyer, substantially in the form as set forth in Exhibit F-1, to such effect;
                                          -----------

               8.2.2 Buyer shall have performed in all material respects all of the obligations, covenants and agreements contained in this Agreement (and the Management Agreement) to be performed by Buyer on or before the date of the Tier Closing including, but not limited to, Buyer shall be in compliance with the Financial Covenants and other financial obligations hereunder, and the Tier Closing shall not cause Buyer to become out of compliance therewith, and Seller shall have received a certificate signed by two executive officers of Buyer, substantially in the form as set forth in Exhibit F-1, to such effect;
                                          -----------

               8.2.3 All instruments and documents required on Buyer's part to effectuate and consummate the transactions contemplated hereby including those set forth in Section 3.5 shall be delivered by Buyer and shall be in form and substance reasonably satisfactory to Seller and its counsel;

               8.2.4 No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions;

               8.2.5 All necessary consents and approvals of all governmental departments, agencies or other regulatory bodies to the transactions contemplated hereby shall have been obtained by Buyer; provided, however, Buyer and Seller acknowledge that neither the

ED nor certain state regulatory agencies are expected to issue any approvals of this transaction or for the transfer of the operations of the Schools prior to the applicable Tier Closing, and receipt of such approvals is not a condition precedent hereunder;

               8.2.6 Seller shall have received from counsel for Buyer the opinion referenced in Section 3.5.6 above dated as of the date of the Tier I Closing; and

               8.2.7 Seller shall have received from Buyer evidence reasonably satisfactory to Seller that, immediately following such Tier Closing, Buyer shall cause each of the Schools subject to such Tier Closing to meet or exceed the financial requirements and ratios of ED and any applicable accrediting or licensing body as of the date of such Tier Closing.

                                  ARTICLE IX
                                 MISCELLANEOUS

          9.1  Binding Effect.  All terms and provisions of this Agreement shall
               --------------
be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and the parties acknowledge that the rights and benefits hereunder accruing in favor of Seller also benefit Seller's parent corporation, Parent, and that Parent may enforce the same. Neither this Agreement, nor the obligations of either party hereunder, shall be assignable or transferable by either such party without the prior written consent of all parties hereto. If Buyer desires to assign its right to acquire a portion of the Schools to an affiliated entity, Seller will consider such request in good faith and will not unreasonably withhold its consent. Without limiting Seller's rights of approval the parties acknowledge that approval may be withheld if Seller believes such assignment may impair or otherwise negatively affect Buyer's ability to obtain timely all accreditations, approvals and consents (including ED certifications) contemplated in this Agreement.

          9.2  Notices.  All notices or other communications required or
               -------
permitted hereunder shall be in writing and shall be given or made by personal delivery, by a nationally recognized courier service for overnight delivery or by registered or certified mail, postage prepaid, return receipt requested, addressed if to Buyer, at:

                    Corinthian Schools, Inc.
                    1732 Reynolds Avenue
                    Irvine, California 92714
                    Attention: David Moore, President
               with each such notice to Buyer, a copy to:

                    O'Melveny & Myers
                    610 Newport Center Drive, Suite 1700
                    Newport Beach, California 92660
                    Attention: David A. Krinsky, Esq.

               if to Seller, at:

                    National Education Centers, Inc.
                    18400 Von Karman Avenue
                    Irvine, CA  92715
                    Attention:  Keith K. Ogata, CFO

               with a copy to:

                    National Education Corporation
                    18400 Von Karman Avenue
                    Irvine, CA  92715
                    Attention:  Philip C. Maynard, General Counsel

or at such other place as the party to whom such notice of communication is to be addressed may have designated to the other parties by notice conforming to this Section 9.2. Notices shall be deemed effective and received (i) on the actual receipt in the case of hand delivery, (ii) on the next business day after deposit in the case of notices by nationally recognized overnight courier services, or (iii) on the third business day after the date of mailing in the manner set forth herein. As used herein, notice to a party shall include concurrent notice to that party's counsel as set forth herein.

          9.3  Entire Agreement.  This Agreement and the documents referred to
               ----------------
herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations, representations, warranties and discussions of the parties, whether oral or written; and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          9.4  Nature and Survival of Representations.  The representations,
               --------------------------------------
warranties, covenants and agreements of Buyer, Seller and Parent contained in this Agreement, and all statements contained in this Agreement or any Exhibit or Schedule hereto or any certificate or financial statement delivered pursuant to this Agreement shall be deemed to constitute representations, warranties, covenants and agreements of the respective party delivering the same. All such representations, warranties, covenants and agreements shall survive each Tier Closing hereunder but shall be subject to the limitations in Sections 9.13, 9.14 and 9.15 hereof and particularly 9.13.2.

          9.5  Risk of Loss or Damage; Insurance.  It is understood and agreed
               ---------------------------------
that all right, title and interest in and to the Purchased Assets and all risk of loss or damage thereto shall not pass from Seller to Buyer unless and until the Tier I Closing whereupon all risk of loss or damage shall pass to Buyer. In the event of a casualty or condemnation in respect of the Purchased Assets prior to the Tier I Closing, Buyer shall have the right, at its sole option, to elect to either terminate this Agreement or to accept the insurance proceeds in respect of such casualty or condemnation and proceed to close otherwise in accordance with the terms and conditions of this Agreement. Seller agrees to maintain the insurance currently carried with respect to the Purchased Assets until the Tier I Closing.

          9.6  Waiver.  No waiver shall be deemed to have been made by any party
               ------
of any of its rights hereunder unless the same shall be in writing and shall be signed by the waiving party. Such a waiver, if any, shall be a waiver only in respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of any other party in any other respect at any other time.

          9.7  Governing Law.  This Agreement shall be construed and interpreted
               -------------
according to the substantive laws of the State of California without giving effect to the principles of conflicts of law thereof.

          9.8  Headings.  The headings of the articles and sections of this
               --------
Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

          9.9  Counterparts.  This Agreement may be executed by the parties in
               ------------
one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.10 Severability.  In the event that any one or more terms or
               ------------
provisions hereof shall be held void or unenforceable by any court or arbitrator, all remaining terms and provisions hereof shall remain in full force and effect.

          9.11 Time is of the Essence.  Seller and Buyer agree that time is of
               ----------------------
the essence in connection with the implementation and performance by the parties of all terms, conditions and obligations of this Agreement.

          9.12 Brokers or Finders.  Seller represents that, no agent, broker,
               ------------------
investment banker or other firm or person retained by Seller is or will be entitled to any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement. Buyer represents that, except for the retention of Trenwith South Coast Capital Group ("Trenwith") by Buyer, whom Buyer shall pay or reimburse at Buyer's sole cost and expense, no agent, broker, investment banker or other firm or person retained by Buyer is or will be entitled to any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement.

          9.13 Indemnification by Seller.
               -------------------------

               9.13.1    Seller's Indemnity.  Seller hereby indemnifies,
                         ------------------
defends and holds harmless Buyer and its affiliates and their respective officers and directors from and against:

                    (i) any loss, liability, claim, obligation, damage or deficiency arising out of or resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Seller contained in this Agreement or the Management Agreement or any other agreement, statement or certificate furnished or to be furnished to Seller in connection with the transactions contemplated hereby;

                    (ii) any loss, liability, claim, obligation, damage or deficiency arising out of or resulting from any claim related to or arising out of Seller's operation of the Schools prior to the Tier I Closing that are asserted with respect to any liabilities that are not Assumed Liabilities; and

                    (iii) any actions, judgments, costs and expenses (including reasonable attorneys' fees, expert witness fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this
Section 9.13.

               9.13.2    Time Limit on Certain Indemnification Claims.  For
                         --------------------------------------------
purposes of this Agreement, the aggregate amount of a party's losses, liabilities, claims, obligations, damages, deficiencies, costs, expenses, and fees shall be hereinafter referred to as "Damage" or "Damages." No action or claim for Damages resulting from breaches of the representations, warranties and covenants of Seller or Parent shall be brought or made after the expiration of a two year period from the Tier I Closing, except for (i) any action or claim resulting from breach of the representations and warranties in Section 5.1 and 5.2, which may be brought at any time, and (ii) any action or claim resulting from breach of the representations and warranties in Section 5.5 and 5.9, which may be brought at any time within the respective statute of limitations periods for claims arising out of the breach of the representations and warranties in such Sections.

          9.14 Indemnification by Buyer.  Buyer hereby indemnifies, defends and
               ------------------------
holds harmless Seller, and its affiliates and their respective officers and directors from and against:

               9.14.1 any loss, liability, claim, obligation, damage or deficiency arising out of or resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Buyer contained in this Agreement, the Management Agreement or any other agreement, statement or certificate furnished or to be furnished to Seller in connection with the transactions contemplated hereby;

               9.14.2 any loss, liability, claim, obligation, damage or deficiency resulting from or arising out of the failure by Buyer to pay, perform or discharge, or cause to be paid, performed or discharged, any of the Assumed Liabilities; and

               9.14.3 all actions, judgments, costs and expenses (including reasonable attorneys' fees, expert witness fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this
Section 9.14.

          9.15 Procedure for Indemnification.
               -----------------------------

               9.15.1 The provisions of this Section 9.15 shall govern any claim for indemnification of Buyer, pursuant to Section 9.13, or of Seller, pursuant to Section 9.14 (each such party an "Indemnitee") against the party agreeing to provide indemnification hereunder (the "Indemnitor").

               9.15.2 The Indemnitee shall promptly give notice hereunder to the Indemnitor, after obtaining notice of any claim as to which recovery may be sought against the Indemnitor because of the indemnity in Sections 9.13 or 9.14, and, if such indemnity shall arise from the claim of a third party, the Indemnitee shall consent to the Indemnitor assuming the defense of any such claim; provided that the Indemnitee shall not be required to permit the
       --------
Indemnitor to assume the defense of any third party claim (x) which, if not first paid, discharged or otherwise complied with, would result in a material interruption or cessation of the conduct of the business of the Indemnitee, or
(y) if the Indemnitee, reasonably concludes that there may be a conflict of interest between the Indemnitor, on the one hand, and the Indemnitee, on the other hand, in the conduct of the defense of such action. Failure by the Indemnitor to notify the Indemnitee of its election to defend any such claim or action within 14 days of the date of notice from the Indemnitee shall be deemed to constitute its consent to the Indemnitee's assumption of such defense. If the Indemnitor assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnitor hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom including the retention of counsel, which counsel must be to the Indemnitee's reasonable satisfaction, and holding the indemnitee harmless from and against any and all Damage resulting from, arising out of, or incurred with respect to any settlement approved by the Indemnitor or any judgment in connection with such claim or litigation resulting therefrom. The Indemnitor shall not, in the defense of such claim or litigation, (i) consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld or (ii) enter into any settlement (except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld), unless the Indemnitee is released and held harmless from and against any and all Damages resulting from, arising out of or incurred with respect to such judgment or settlement.

               9.15.3 If the Indemnitor shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it deems appropriate, and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate and the Indemnitor shall promptly reimburse the Indemnitee for the amount of such settlement and for all Damages incurred by the Indemnitee in connection with the defense against or settlement of such claim or litigation.

               9.15.4 If Seller has any liability to Buyer for any indemnity for Damages under this Agreement and if there is then outstanding (i) any amount under the Deferred Payment Note or (ii) any amount that has not been paid in cash or added as principal to the Deferred Payment Note under Section 2.2 above, then the amount of such Damages shall be satisfied first by offset against amounts not yet paid in cash or added as principal to the Deferred Payment Note under Section 2.2 above and second by offset against amounts outstanding under the Deferred Payment Note.

          9.16 Dispute Resolution and Arbitration.
               ----------------------------------

               9.16.1    Negotiation Between Executives.  The parties shall
                         ------------------------------
attempt in good faith to resolve any dispute arising out or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management (if any) than the persons with direct responsibility for administration of this contract. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice the receiving party shall submit to the other a written response. The notice and the response shall include (i) a statement of each party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who represents that party and of any other person who will accompany the executive. Within 10 days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. If the matter has not been resolved within 45 days of the disputing party's notice, or if the parties fail to meet within 10 days, either party may initiate arbitration of the controversy or claim as provided hereinafter. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence of California and other states' Rules of Evidence.

               9.16.2    Arbitration.  Any dispute arising out of or relating
                         -----------
to this contract or the breach, termination or the validity thereof, which has not been resolved by the nonbinding meet and confer provisions provided in
Section 9.16.1 within 90 days of the initiation of such procedure, shall be settled by arbitration in accordance with the then-current End Dispute-Judicial Arbitration and Mediation Services (JAMS) rules for arbitration of business disputes by a sole arbitrator who shall be a former superior court or appellate court judge or justice with significant experience in resolving business disputes. If available, the arbitrator should have familiarity or experience in Title IV funding matters. The arbitration shall be governed by the California Code of Civil Procedure Section 1280 et seq. and the parties intend this
                                     ------
procedure to be specifically enforceable in accordance with such provisions. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Orange County, California. THE ARBITRATOR IS NOT EMPOWERED TO AWARD DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (INCLUDING REASONABLE ATTORNEYS FEES AND EXPERT WITNESS FEES) AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO RECOVER SUCH DAMAGES (INCLUDING, WITHOUT LIMITATION, PUNITIVE DAMAGES) IN ANY FORUM. The arbitrator may award equitable relief in those circumstances where monetary damages would be inadequate. The arbitrator shall be required to follow the applicable law as set forth in the governing law section of this Agreement.

               9.16.3    Limitation on Remedies.  Neither Seller nor Parent
                         ----------------------
shall have any liability for any breach of any representation, warranty, covenant or other provision of this Agreement, the Management Agreement or any other agreement related to this transaction except to the extent the aggregate of Seller's and Parent's liability for compensatory Damages on a cumulative basis exceeds $150,000, at which time Seller or Parent, as the case may be, must pay amounts for compensatory Damages on a cumulative basis that exceed $75,000. Absent a showing of intentional fraud or malfeasance by Seller or Parent, Seller's and Parent's aggregate liability for compensatory Damages for breach of this Agreement, the Management Agreement or any other agreement related to this transaction shall not exceed $5,000,000.

               9.16.4    Satisfaction of Damages.  In the event that an
                         -----------------------
arbitrator awards Damages to Buyer hereunder, or Seller admits in writing liability for Damages hereunder, and if there is then outstanding any amount owed by Buyer to Seller for any current or future Tier Closing or the Final Payment Date, then the amount of such Damages shall first be satisfied by offset against such outstanding amounts.

          9.17 Third Party Beneficiaries.  This Agreement shall be binding upon,
               -------------------------
be enforceable against, and inure the benefit of the parties and their respective successors and permitted assigns; otherwise, this Agreement shall not, and shall not be deemed to, inure to the benefit of or be enforceable by any third party.

          9.18 Bulk Transfers.  If Buyer requests, Seller will comply with any
               --------------
applicable bulk transfer laws. If Buyer does not so request, Buyer and Seller each hereby waives compliance with any applicable bulk transfer laws in connection with the sale of the Purchased Assets hereunder and Seller hereby agrees to indemnify Buyer against and hold Buyer harmless from any and all damages and liabilities (including reasonable attorneys' fees) relating to or resulting from such non-compliance.

          9.19 Best of Knowledge.  The phrase "to the best of [party's]
               -----------------
knowledge" means the actual knowledge of an officer of that party of Vice President or higher office without a duty of investigation.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of this 29 day of June, 1995.

                         CORINTHIAN SCHOOLS, INC.


                         By: /s/ David G. Moore
                            ---------------------------------------------
                         Its: President
                            ---------------------------------------------


                         NATIONAL EDUCATION CENTERS, INC.


                         By: /s/ Philip C. Maynard
                            ---------------------------------------------
                         Its: Vice President and Secretary
                            ---------------------------------------------


                         NATIONAL EDUCATION CORPORATION


                         By: /s/ Philip C. Maynard
                            ---------------------------------------------
                         Its: Vice President, Secretary and General Counsel
                            ---------------------------------------------

                                   EXHIBIT A


                                    SCHOOLS
                                    -------

Tier I Schools
--------------

National Education Center                    National Education Center
National Institute of Technology Campus      Skadron College of Business Campus
5514 Big Tyler Road                          825 East Hospitality Lane
Cross Lanes, WV  25313                       San Bernardino, CA  92408

National Education Center                    National Education Center
Bryman Campus                                Bryman Campus
1120 W. La Veta Avenue, Suite 100            20835 Sherman Way
Orange, CA  92668                            Winnetka, CA  91306

National Education Center
National Institute of Technology Campus
3622 Fredericksburg Road
San Antonio, TX  78201

Tier II Schools
---------------

National Education Center                    National Education Center
Bryman Campus                                Kee Business College Campus
2322 Canal Street                            803 Diligence Drive
New Orleans, LA  70119                       Newport News, VA  23606

National Education Center                    National Education Center
Bryman Campus                                National Institute of Technology
731 Market Street                             Campus
San Francisco, CA  94103                     2620 Remico S.W.
                                             Wyoming, MI  49509
National Education Center
Bryman Campus
2015 Naglee Avenue
San Jose, CA  95128

Tier III Schools
----------------

National Education Center                    National Education Center
Bryman Campus                                Bryman Campus
3505 North Hart Avenue                       4212 West Artesia Boulevard
Rosemead, CA  91770                          Torrance, CA  90504